                                                                     Exhibit 5.1

                              [WARNACO LETTERHEAD]


                                               September 12, 2003

Board of Directors
The Warnaco Group, Inc.
90 Park Avenue
New York, New York 10016

Gentlemen:

         I am General Counsel of The Warnaco Group, Inc., a Delaware corporation (the "Company"). This opinion is being rendered solely in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 5,000,000 shares (the "Plan Shares") of the Company's common stock, par value $0.01 per share, which may be issued pursuant to the The Warnaco Group, Inc. 2003 Stock Incentive Plan (the "Plan").

         This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Company's Amended and Restated Certificate of Incorporation, (ii) the Company's By-laws, (iii) the Registration Statement, (iv) the prospectus to be sent to participants in the Plan, (v) the resolutions of the Company's Board of Directors (the "Board") and the Compensation Committee of the Board which relate to the Plan, (vi) the approval by the Company's stockholders of the Plan at the Company's 2003 Annual Meeting of Stockholders and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below. I have also reviewed such questions of law as I have considered necessary or appropriate for the purposes of the opinion set forth below.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

         I am admitted to the Bar of the State of New York, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware to the extent expressly set forth herein.

         Based upon and subject to the foregoing, I am of the opinion that the issuance of the Plan Shares reserved for issuance under the Plan have been duly authorized and that the Plan Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am an expert within the meaning of the Securities Act or that this consent is required pursuant to Section 7 of the Securities Act.


                                         Very truly yours,

                                         /s/ Jay A. Galluzzo

                                         Jay A. Galluzzo
                                         Vice President and General Counsel





                                       2